PARAMOUNT GOLD MINING CORP.

CIA MINERA PARAMOUNT S.A.C.

AVE EL ROSARIO 380

SAN ISIDRO, LIMA, PERU

September 23, 2005

Mr. Serge Bureau

Minera ABX Exploraciones S.A.

Av. Víctor Andrés Belaunde, 171, 2nd Floor

San Isidro, Lima, Peru

LETTER OF INTENT

Paramount Gold Mining Corp. and its wholly owned subsidiary, Compañía Minera Paramount S.A.C. (both entities, jointly “Paramount”) are pleased to make the following proposal to earn a 51% interest in the mining concessions comprising the LINDA PROJECT, fully owned by Minera ABX Exploraciones S.A. (“Barrick”) and depicted in Annex 1 hereto (“the Property” or “the Project”) ,under the following terms and conditions.

1.

Paramount will execute a first phase exploration program including geological and geophysical surveys and a minimum of 2000 m of drilling before or at the first anniversary of the signing of the formal agreement referred to below. The minimum amount of drilling is a firm commitment regardless of if Paramount exercises or not the option to acquire said 51% interest;

2.

Paramount will complete a second phase exploration program including a minimum of 4000 m of drilling before or at the second anniversary of the signing of the formal agreement referred to below;

3.

The total 6000 m drilling proposal referred to in “1” and “2” above constitutes a firm commitment from Paramount to acquire its 51% interest;

4.

Once Paramount has completed the above requirements, a Joint Venture will be formed between the parties and Paramount will be deemed to have acquired a 51% interest in the Property.  Paramount will remain the operator of the Project as long as they maintain a majority interest in the Property.  During the JV, both partners will provide funds at the pro-rata of their equity according to the annual budgets voted at the JV committee.  If Barrick elects to not participate in the exploration and future development of the Property, its interest will be reduced according to a standard dilution clause to a minimum of 10% interest which will be converted automatically to a 2% NSR.  Paramount may buy back 1 % of said 2% NSR at any time for US $1million.

5.

Barrick will be granted a back-in right exercisable at any time after Paramount acquires 51% interest in the Property to reach a 65% interest in the Project if exploration work uncovers a gold resource greater than 2 million ounces.  To reach said 65% interest Barrick will reimburse Paramount two times all exploration expenditures incurred by Paramount.  At this point, Barrick will be deemed to have 65% interest and Paramount a 35% interest and Barrick will become the operator of the Project.

6.

Barrick will have a preemptive right in case Paramount decides to transfer part or all of its interest in the Project.

7.

Barrick will be able to totally or partially assign its position in this agreement. Paramount will need Barrick´s written and previous authorization to do so.

8.

Paramount is to be solely responsible for maintaining the Property in good standing, including but not limited to all tenure payments, reports and obligations before the Peruvian State, and for obtaining all applicable permits (including but not limited to exploration permits drilling permits, water permits, social and surface rights permits with communities) and for all environmental liabilities regarding Paramount´s work in the Project area. Environmental liabilities, if any, from previous exploration work in the Project area will not be Paramount’s responsibility.

9.

Barrick hereby warrants that the Property is free of all legal actions from any third party and that all annual tax and fines for the current year (2005) have been paid or will be paid at the moment that the final agreement with Paramount is signed.

10.

It is understood that all geological information, past or new, will stay confidential unless by laws and regulations of the NASDAQ and TSX Exchanges, Paramount be obliged to make such information public via a press release, in which case Paramount shall previously inform of the need of disclosure and shall previously coordinate with Barrick its terms.

The parties will keep strictly confidential this offer and its terms until the formal agreement referred to below is executed. However, any disclosure before or after that moment will need Barrick´s previous written approval.

11.

All related to this agreement is subject to the laws of Peru and any issue will be definitively settled by arbitration as per the rules of the Instituto Nacional de Minería, Petróleo y Energía del Perú.

A final agreement will be subject to some additional due diligence by Paramount.  This additional due diligence will be limited to 45 days after signing this Letter of Intent, after which, a formal agreement prepared by Barrick is to be signed by both parties.

The parties mutually understand that, subject to the conditions contained herein, this letter constitutes a binding agreement.

If you agree on the terms of this letter, please sign and date it.

/S/ Alain Vachon

Alain Vachon

General Manager

Cia Minera Paramount SAC

/S/ Chris Crupi

________________________

Christopher Crupi

President & CFO

Paramount Gold Mining Corp.

AGREED ON OCTOBER 6, 2005

/S/ Ramon Araneda Gonzalez

Ramón Araneda González

General ManagerMinera ABX Exploraciones S.A.